EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in this Post-Effective Amendment No. 113 to Registration Statement No. 33-572 of our report dated November 15, 2007 relating to the financial statements and financial highlights of Eaton Vance Municipals Trust (the "Trust"), including Eaton Vance National Municipals Fund appearing in the Annual Report on Form N-CSR of the Trust for the year ended September 30, 2007, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Other Service Providers-Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP Boston, Massachusetts January 25, 2008